UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 24, 2013

INTERNATIONAL LEASE FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	1-31616	22-3059110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 788-1999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On May 24, 2013, International Lease Finance Corporation (“ILFC”) issued $550,000,000 aggregate principal amount of floating rate senior notes due 2016 (the “Notes”). The Notes were issued under an indenture, dated August 1, 2006, between ILFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), as supplemented by a first supplemental indenture, dated August 20, 2010, a second supplemental indenture, dated December 7, 2010, a third supplemental indenture, dated May 24, 2011, a fourth supplemental indenture, dated December 22, 2011, a fifth supplemental indenture, dated March 19, 2012, a sixth supplemental indenture, dated August 21, 2012, a seventh supplemental indenture, dated March 11, 2013 and an eighth supplemental indenture, dated May 24, 2013 (the “Eighth Supplemental Indenture”). The Notes were offered pursuant to an automatic shelf registration statement on Form S-3ASR (File No. 333-182790) filed on July 23, 2012 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”).

The aggregate net proceeds from the sale of the Notes were approximately $547.1 million after deducting underwriting discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the Notes will be used for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft.

Interest. The interest rate for the Notes for the first interest period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on May 22, 2013, plus 1.950%. Thereafter, the interest rate for any interest period will be LIBOR, as determined on the applicable interest determination date, plus 1.950%. Interest on the Notes is payable on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2013. The Notes mature on June 15, 2016.

Ranking. The Notes rank equally in right of payment with all of ILFC’s existing and future unsubordinated unsecured indebtedness, and senior in right of payment to ILFC’s existing and future indebtedness that by its terms is expressly subordinated to the Notes. The Notes are effectively subordinated to any of ILFC’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of ILFC’s subsidiaries. The Notes are not guaranteed by ILFC’s parent, American International Group, Inc., any of ILFC’s subsidiaries or any third party.

Redemption. The Notes are not subject to redemption prior to their stated maturity and there is no sinking fund for the Notes.

Covenants. The Indenture, as supplemented, contains customary covenants that, among other things, restrict the ability of ILFC and its restricted subsidiaries to: (i) incur liens on assets; (ii) declare or pay dividends or acquire or retire shares of capital stock of ILFC during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries as restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell or otherwise dispose of all or substantially all of ILFC’s assets. All of these covenants are subject to a number of important limitations and exceptions under the Indenture, as supplemented.

Events of Default. The Indenture, as supplemented, also provides for customary events of default with respect to the Notes, including, but not limited to, the failure to make payments of interest on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture, as supplemented, for a period of time after notice has been provided, the acceleration of certain other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If any event of default occurs, the principal, interest and any other monetary obligations on all of the then-outstanding Notes may become due and payable immediately.

The foregoing summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, filed with the Commission as Exhibit 4.1 to ILFC’s Registration Statement No. 333-136681, and the Eighth Supplemental Indenture and Officers’ Certificate, attached hereto as Exhibits 4.1 and 4.2, respectively.

Item 2.03                                         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

4.1

Eighth Supplemental Indenture, dated as of May 24, 2013, to the indenture, dated August 1, 2006, by and between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as trustee

4.2	Officers’ Certificate, dated as of May 24, 2013, establishing the terms of the Notes

4.3	Form of Global Note for Floating Rate Senior Notes due 2016

5.1	Opinion of O’Melveny & Myers LLP regarding the legality of the Notes

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 hereto)

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION

/s/ Elias Habayeb
	By:	Elias Habayeb
Senior Vice President & Chief Financial Officer

DATED: May 24, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1

Eighth Supplemental Indenture, dated as of May 24, 2013, to the indenture, dated August 1, 2006, by and between International Lease Finance Corporation and Deutsche Bank Trust Company Americas, as trustee

4.2	Officers’ Certificate, dated as of May 24, 2013, establishing the terms of the Notes

4.3	Form of Global Note for Floating Rate Senior Notes due 2016

5.1	Opinion of O’Melveny & Myers LLP regarding the legality of the Notes

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 hereto)